Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333) and related Prospectus of Rayonier Advanced Materials Inc. for the registration of 200,000 shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2014, with respect to the combined financial statements and schedule of Rayonier Advanced Materials Inc. (f/k/a Rayonier Holding Company) included in its General Form for Registration of Securities on Form 10 (File No. 001-36285), as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Jacksonville, Florida

June 27, 2014